Exhibit 10.1

Agreement No.: [2019072301]

Equity Transfer Agreement

by and among

Tianjin AnGaoMeng Construction Development Co., Ltd.

and

Li Bo, Ruan Shenghua and Zheng Yongsheng

January 16, 2020

Acquiror: Tianjin AnGaoMeng Construction Development Co., Ltd. (“Party A” or the “Acquiror”)

Address: Floor 3, Shui Li Da Sha, Fuzhou Road, Tanggu, Binhai New Area, Tianjin

Legal Representative: Li Zhenhua

Unified Social Credit Code of Enterprise Legal Person: 91440300358733495T

Acquiree: Li Bo (“Party B” or the “Acquiree B”)

Address: Room 101, Unit 2, Building 2, Ying Hua Xiao Qu, Luqiao Street, Taizhou, Zhejiang

Nationality: Chinese

ID No.: [----]

Acquiree: Ruan Shenghua (“Party C” or the “Acquiree C”)

Address: No. 57, Hechi Road, Zeguo Town, Wenling, Zhejiang

Nationality: Chinese

ID No.: [----]

Acquiree: Zheng Yongsheng (“Party D” or the “Acquiree D”)

Address: No. 206, Zone B, Xiazheng Village, Zeguo Town, Wenling, Zhejiang

Nationality: Chinese

ID No.: [----]

(Party B, Party C and Party D are collectively referred to as the “Acquiree”, the Acquiree and the Acquiror are collectively referred to as “Parties”.)

Whereas:

1.Yushu Kingo City Real Estate Development Co., Ltd. (the “Subject Company”) is an entity established and existing at the Administrative Bureau for Industry and Commerce of Yushu under the laws of China, with a registered capital of RMB30,000,000. The Subject Company was established on December 18, 2013 with its domicile at the West Section of Xiangyang Road, Yushu, the current legal representative is Li Bo and its business scope is real estate development and property management;

2. The Acquiree owns 100% equity of the Subject Company, of which Party B owns 70% equity of the Subject Company, Party C owns 15% equity of the Subject Company, and Party D owns 15% equity of the Subject Company;

3. In consideration of the adjustment of business strategy, the Acquiree intends to transfer the equity of the Subject Company to Party A;

4. In consideration of the business development strategy, Party A expresses its willingness to acquire 100% equity of the Subject Company;

5. Party A is a wholly-owned subsidiary of Nasdaq listed AGM Group Holdings, Inc. (“AGMH”) in China. As of the signing date of this Agreement, AGMH has 21,791,055 Class A ordinary shares. The purchase price shall be calculated in US dollar.

6. The Parties signed the Letter of Intent of Equity Acquisition on February 21, 2019 (In the aforesaid Letter of Intent, Party A’s name is “Shenzhen AnGaoMeng Financial Technology Service Co., Ltd.” which has been renamed as “Tianjin AnGaoMeng Construction Development Co., Ltd.”). After due diligence and negotiation, the commercial units that the Subject Company transferred to Yushu Kingo Commercial Management Co., Ltd (the “Property Management Company”) through Asset Transfer Agreement shall not included in the valuation of this merger and acquisition. All Parties agree to confirm the assets of the Subject Company in accordance with the audit report issued by the audit firm entrusted by Party A. At the same time, the Subject Company has entrusted the entire property to the Property Management Company for overall management through the Entrusted Operation and Management Contract. On account of Easyhome Franchise Contract and its Supplement Agreement signed between the Property Management Company and Changchun Easyhome Business Management Co., Ltd., the aforesaid Entrusted Operation Management Contract stipulates that the self-hold assets of the Subject Company will receive not less than 4% of the annual rental income.

Base on the above situation, after friendly consultations conducted in accordance with the principles of equity and mutual benefit, the Parties hereby agree to the equity transfer in accordance with the Company Law of the People’s Republic of China and other applicable laws and regulations.

1. Definition

1.1 Unless otherwise provided by Chinese laws or stipulated by this Agreement, the definitions and meanings of terms used in this Agreement shall be subject to the following interpretations:

1.2 Equity: any and all shareholders’ rights granted by the Chinese laws and the articles of association of the company due to the Acquiree’s payment of the company’s registered capital and qualification as a shareholder of the company, including but not limited to the rights of the company’s asset income, major decision-making and selection of managers.

1.3 Date of Signing: the date of which the Parties sign and seal this Agreement.

1.4 Registered Capital: the equity of the company is the total amount of the company’s capital registered with the Registration Management Agency, and shall be the total amount of capital contribution subscribed by the shareholders.

1.5 Effective Date: the second working day upon all the preconditions provided in this Agreement are met, this Agreement will come into effect;

1.6 Closing and Completion: this equity transfer shall be closed and completed on the second working day after all the closing conditions agreed in this Agreement are met.

2. Preconditions

Each Party hereby acknowledges that the execution and performance by each party of any of its obligations under this Agreement is subject to the preconditions below:

2.1 According to Chinese laws and regulations and the Articles of Association of the Subject Company, it is legal and effective for the Acquiree to transfer its equity; the shareholders’ meeting (or board of directors) of the Subject Company unanimously approved this equity transfer;

2.1.1 The source of registered capital of the Subject Company is legal and has been fully paid, and the relevant procedures of capital verification, industrial and commercial registration, tax registration, legal person code registration, and all other commercial real estate certificates are complete and legal;

2.1.2 Except as the asset and other contents agreed in the Asset Transfer Agreement concluded between the Subject Company and the Property Management Company, neither the original shareholders, operators and other relevant personnel of the Subject Company set up any guarantee matters in the name of the Subject Company, nor set up any debt or third party claim, nor any other situation that may cause the Subject Company to assume any obligation;

2.1.3 The Subject company has never engaged in any illegal business activities since its establishment until the completion of this equity change in industrial and commercial registration;

2.1.4 The subject company has no other debts except the list of debts. The relevant property account books are complete, and all seals, invoices, licenses, contracts or agreements, reports, approvals, meeting minutes, resolutions and other documents are kept completely;

2.1.5 The Subject Company has no undisclosed tax and fee arrears.

2.1.6 This Agreement is agreed and confirmed by Party A’s lawyer and auditor.

2.2 Each party shall make its best efforts to ensure that the preconditions set out in 2.1 are met as soon as possible. If any of the preconditions set forth in 2.1 cannot be satisfied within 30 days since the signing date of this Agreement, the acquiror shall have the right to terminate this agreement by giving a written notice or extend for a reasonable period of time to meet the preconditions set forth in 2.1.

3. Quantity and Price of Equity Transfer

3.1 Quantity of Equity Transfer: the Acquiree agrees to transfer 100% of the equity of the Subject Company legally held at the time of signing this Agreement and the corresponding shareholders’ rights and interests before the date of signing this agreement to Party A, without any right burden. The equity ratio of the Acquiree is as follows:

No.	Acquiree	Equity Ratio held	Equity Ration Sold
1	Li Bo	70%	70%
2	Ruan Shenghua	15%	15%
3	Zheng Yongsheng	15%	15%
Total		100%	100%

3.2 Equity Transfer Price: the total equity transfer price shall be US $50 million after negotiation by all Parties, of which, the Acquiror shall pay US$20 million in cash and the remaining US$30 million shall be in the form of issuing an aggregate of 2,000,000 Class A ordinary shares of AGMH valued at US$15.00 per ordinary share to the Acquiree. AGMH is Party A’s controlling parent company.

3.3 Equity ratio of the Subject Company after the closing

No.	Shareholder’s Name	Equity Raito
1	Tianjin AnGaoMeng Construction Development Co., Ltd.	100%
Total		100%

4. Method of Equity Transfer

Party A shall acquire 100% of the equity held by Party B, Party C and Party D by paying US$20,000,000 in cash and issuing an aggregate of 2,000,000 Class A ordinary shares of AGMH valued at US$15.00 per ordinary share to the Acquirees. Upon the completion, Party B, Party C and Party D shall hold the AGMH shares as follows:

No.	Acquiree	Shares Held	Percent of Equity Ratio of AGMH
1	Li Bo	1,400,000	5.88%
2	Ruan Shenghua	300,000	1.26%
3	Zheng Yongsheng	300,000	1.26%

5. Payment of Transfer Price

5.1 The transfer price agreed in 3.2 of this Agreement shall be paid in the following ways:

5.1.1 Payment of Cash: the advance payment made by Party A to the Acquiree or the Subject Company from the signing of the Letter of Intent of Equity Acquisition on February 21, 2019 to the signing date of this Agreement shall constitute part of cash payment. Party A shall pay the remaining payment to the Acquiree when the sales area of the Acquiree reaches 150,00 square meters or the sales revenue exceeds RMB150 million within 24 months after the equity transfer completed. Cash payment may be made at the foreign exchange rate of the Bank of China and converted into RMB.

5.1.2 Issuance of Shares: after all closing conditions in this Agreement are met, Party A’s controlling holdings company AGMH shall issue the corresponding amount of Class A ordinary shares of AGMH to three acquirees in accordance with Section 4 of this Agreement.

5.2 The relevant taxes and fees incurred in this equity transfer shall be borne by each party.

6. Representations and Warranties

Since the date of this Agreement and until the completion of the transaction in accordance with the provisions of this Agreement, each party makes the following representations and warranties:

6.1 The Acquiror and the Acquiree represent and warrant:

(1) have and are able to have the necessary rights and authorization to sign this Agreement and perform the obligations stipulated herein, and the signatories of each party to this Agreement have been properly authorized to sign this Agreement;

(2) the performance of the obligations stipulated in this Agreement will not violate Chinese laws and regulations and any other contracts and agreements to which it is a party or binding upon;

(3) in the process of this equity transfer, all Parties should fully consult with each other, closely cooperate with each other and actively support each other;

(4) all materials and documents related to this equity transfer provided by the Acquiror and the Acquiree are true, accurate and complete in all material aspects, and the copies of the documents submitted are consistent with the originals;

(5) both the Acquiror and the Acquiree are obliged to ensure the completion of all legal procedures involved in this equity transfer, including but not limited to the smooth progress of evaluation, audit and legal investigation.

6.2 The Acquiree represents and warrants:

(1) the Acquiree legally holds the shares of the Subject Company, and the Acquiree promises that its contribution to the Subject Company is legal, effective and sufficient;

(2) the Acquiree shall ensure that its equity in the Subject Company is true and effective, and there is no pledge of any equity that affects the equity transfer and the Acquiree’s exercise of rights. The Acquiree shall guarantee the legality of the registration and renewal of the subject matter of the merger and acquisition in accordance with the Chinese laws of and the project in which the subject matter of the merger and acquisition is engaged without any defects in the approval and permission of the government administration.

(3) the Acquiree has disclosed the information of the subject matter of the merger and acquisition to Party A in an all-round and truthful manner, and cooperates with the audit and evaluation institutions entrusted by Party A to conduct a real and objective financial audit and evaluation of the subject matter of the merger and acquisition.

(4) the execution of this Contract by the Acquiree is subject to shareholders’ meeting and other legal procedures in accordance with the relevant provisions of the Contract Law of China and the Articles of Association of Yushu Kingo Real Estate Development Co., Ltd. The Acquiree, as all shareholders of the Subject Company, has given up the preemptive right and purchase intention of the subject matter of the merger and acquisition.

(5) the Acquiree shall work together to complete all work related to this equity transfer, and submit the following documents to the Acquiror after signing this Agreement:

a. documents proving the legal holding of shares

b. the effective resolution and power of attorney for the internal approval of this equity transfer;

c. other documents that the Acquiree assists the Acquiror in applying for and obtaining for this equity transfer.

6.3 The Acquiror represents and warrants:

(1) the capital source of the acquisition is legal and sufficient to fulfill its obligations under this Agreement

(2) ensure the performance of the obligations under this Agreement, including but not limited to the payment of price and the performance of all agreements and contracts related to this equity transfer.

6.4 each party guarantees that its intention to sign and perform this Contract and related Appendix is true, and its commitment is true and reliable, which is made on the basis of reasonable and full judgment of its own conditions and capabilities. All matters such as its guarantee, commitment, documents, materials and information provided are free from any positive or negative concealment or omission.

7. Obligations

7.1 The Acquiree shall provide Party A with all materials and documents that shall be provided by Party B, Party C and Party D to complete the transfer, and sign all necessary documents for completing the transfer of shares under this Contract.

7.2 Party A shall provide Party B, Party C and Party D with all materials and documents to complete the share issuance in the process of this acquisition and sign all documents necessary for completing the share transfer of this Contract.

7.3 Other obligations to be performed by each party under this Contract.

8. Closing Conditions

This Agreement shall be deemed closing as of the date upon all of the following conditions are fulfilled:

8.1 This Agreement is signed and sealed by the legal representatives or authorized representatives of the Parties;

8.2 All conditions for the effectiveness of this Agreement are met;

8.3 Completion of industrial and commercial registration change of the Subject Company;

8.4 The audit report issued by the audit firm entrusted by Party A and the valuation report issued by the appraisal institution entrusted by Party A;

8.5 The controlling company of Party A disclosed the compliance information of the equity transfer agreement in the Nasdaq market of the United States, and the transaction is not rejected by the relevant administrative regulatory authorities.

9. Commitments of Parties after Closing

9.1 The Acquiree promises not to sell the acquired AGMH shares within 3 years.

9.2 The Acquiree promises to ensure the implementation of the Entrusted Operation and Management Contract between the Subject Company and the Property Management Company for three years, and to ensure that the Subject Company obtain the agreed rental income.

9.3 The Acquiror promises to cooperate with the Property Management Company to perform the necessary conditions of the Easyhome Franchise Contract and its Supplement Contract.

9.4 The Acquiree promises to purchase, use and promote the Acquior’s relevant software services and supporting services based on intelligent business operation and advertisement through the Property Management Company after the closing and completion of the equity transfer, including but not limited to the software solutions or related hardware products of the equity strategic partner or technical strategic partner to be introduced by the Acquiror.

9.5 The Acquiree promises to complete 150,000 square meters of commercial units sales or sales revenue exceeds 150,000,000 RMB within 24 months after close and complete of this deal.

10. Force Majeure

10.1 This Agreement shall not be deemed to be breached if an event (collectively referred to as “force majeure event”) which cannot be prevented or avoided due to unforeseeable and its occurrence and consequences directly caused a party to fail to perform all or part of its obligations under this Agreement;

10.2 If an event of force majeure occurs, the Party claiming force majeure shall promptly inform the other Parties and shall furnish within 15 days thereafter sufficient proof of the occurrence, including a statement of reasons for delay or partial performance of this Agreement;

10.3 Both Parties shall make their best efforts to fulfill their responsibilities in this Agreement and reduce the losses caused to the other party due to force majeure;

10.4 Force majeure shall mean all events which are beyond the control of the Parties to this Agreement. Force majeure includes but not limited to:

(1) the declared or undeclared war, war state, blockade, embargo, government decree or general mobilization that directly affect the equity transfer;

(2) the civil unrest that directly affect the transfer;

(3) events caused by fire, flood, typhoon, hurricane, tsunami, landslide, earthquake, explosion, plague and other natural factors that directly affect the equity transfer;

(4) Other force majeure events agreed by both Parties that directly affect the equity transfer.

11. Liability for Breach of Contract

11.1 The liability for breach of contract refers to the liability for the loss caused to the other party due to the fault of the Acquiree or the Acquiror after the signing of this Agreement and before the completion of payment of the relevant transfer price.

11.2 If the Acquiree violates this Agreement, the Acquiror has the right to request the Acquiree (1) continue to perform this Agreement and assist in completing the industrial and commercial registration of the equity transfer change; or (2) return the transfer price paid by the Acquiror.

11.3 If the Acquiror violates this Agreement, the Acquiree has the right to request the Acquiror (1) terminate the performance of this Agreement.

11.4 In case any serious breach of this Agreement made by either Party, if the liquidated damages paid by the breaching party to the non-breaching party are not enough to compensate the non-breaching party’s losses, the non-breaching party still has the right to continue to claim.

12. Changes in Rights and Obligations

12.1 Except as otherwise provided in this Agreement, from the date of completion of this equity transfer, the Acquiror will inherit the rights, responsibilities and obligations stipulated in the articles of association, resolutions of the shareholders’ meeting (resolutions of the board of directors) and other relevant registration documents of the Acquiree in accordance with its equity proportion.

12.2 In order to complete this equity transfer, the Acquiree and the Acquiror shall modify the articles of association of the Subject Company accordingly.

13. Notice

Notices under this Agreement shall be given by personal delivery, fax or registered airmail at the address and number shown below, unless either Party has notified the other Parties in writing of its changed address and number. If the notice is sent by registered airmail, it shall be deemed to have been delivered 5 days after mailing. If it is delivered by hand or by fax, it shall be deemed to have been delivered the next day after sending. If sent by fax, the original shall be sent to the other party by registered airmail or personal delivery immediately after sending by fax.

Party A: Floor 3, Shui Li Da Sha, Fuzhou Road, Tanggu, Binhai New Area, Tianjin

Party B: Room 101, Unit 2, Building 2, Ying Hua Xiao Qu, Luqiao Street, Taizhou, Zhjiang

Party C: No. 57, Hechi Road, Zeguo Town, Wenling, Zhejiang

Party D: No. 206, Zone B, Xiazheng Village, Zeguo Town, Wenling, Zhejiang

14. Applicable Law and Dispute Settlement

14.1 In case of any dispute arising from the conclusion, performance or interpretation of this Contract, the Parties shall conduct friendly negotiation; if the negotiation fails, the people’s court with jurisdiction in the place where the Subject Company is located shall have jurisdiction over the dispute arising from this Contract.

14.2 The conclusion, performance, interpretation and dispute settlement of this Contract shall be governed by the laws of the People’s Republic of China.

15. Miscellaneous Provisions

15.1 The Letter of Intent of Equity Acquisition signed by all Parties is the appendix of this Contract. If the terms agreed in this Contract modify and correct the Letter of Intent of Equity Acquisition, this Contract shall prevail. Any terms agreed in the Letter of Intent of Equity Acquisition are not modified or corrected in this Contract will be automatically generated into this Contract since the signing of this Contract, which shall have the same binding force with this Contract.

Any default clause set out in the Letter of Intent of Equity Acquisition shall become invalid upon the signing of this Contract. Neither Party shall hold the other party liable for breach of contract in the above terms.

15.2 This Contract is made in 8] copies, with each party holding 2 copies, all of which have the same legal effect.

15.3 The notes, appendixes and supplement agreements of this Contract are integral parts of this Contract and have the same legal effect as this Contract.

15.4 Any matters not covered in this Contract shall be settled through friendly negotiation by all Parties.

(Signatures follow on next page)

Signature page one:

Party A: Tianjin AnGaoMeing Construction Development Co., Ltd.

/seal/ /s/ Li Zhenhua

(sign and seal)

Authorized Representative: Li Zhenhua

Date: January 16, 2020

Party B or Party B’s Authorized Representative:

(Seal) /s/ Bo Li

Date: January 16, 2020

Party C or Party C’s Authorized Representative:

(Seal) /s/ Shenghua Ruan

Date: January 16, 2020

Party D or Party D’s Authorized Representative:

(Seal) /s/ Yongsheng Zheng

Date: January 16, 2020